Exhibit 99.1

FOR IMMEDIATE RELEASE               Contact: David Randle 434-244-8400
September 29, 2003                           Lance Baller 303-470-0055


                           INTEGRATED BIOPHARMA, INC.
                       REPORTS YEAR-END FINANCIAL RESULTS


Hillside, N.J. September 29, 2003--Integrated BioPharma, Inc. (Amex: INB), a diversified biopharmaceutical and nutritional supplements company, today announced financial results for the fiscal year ended June 30, 2003.

Net operating income for the fiscal year increased by 32 percent to $894,117 or $.09 per share based on 10,420,964 shares outstanding on a fully diluted basis compared with net operating income of $687,045 or $.10 per share based on 7,015,076 shares outstanding on a fully diluted basis for the fiscal year ended June 30, 2002. Revenue for the fiscal year ended June 30, 2003, was $22,235,306 compared with $23,546,630 for the same period a year ago.

 In fiscal 2002, the Company realized the proceeds from a lawsuit in the amount of $706,000 (net of taxes) resulting in GAAP earnings per share of $.09 and $.20 for the fiscal years ending June 30, 2003 and 2002, respectively, based on 10,420,964 and 7,015,076 shares outstanding on a fully diluted basis.

Earnings per share reflect dilution as a result of previously announced acquisitions and the effect of stock options.

"We are pleased with the improvement in operating earnings," said E. Gerald Kay, chairman of Integrated BioPharma. "Our plans for diversifying INB's revenue stream, particularly through the manufacture and sale of the anticancer drug paclitaxel through our Paxis Pharmaceuticals subsidiary, are moving forward. Our recent investments in Paxis are expected to begin to contribute revenues and earnings later in 2004. Paxis provides us with the capacity to produce large quantities of top-grade paclitaxel-based products in the US, and to meet rising global market demand for this important family of cancer drugs."

Integrated BioPharma serves the needs of the nutraceutical, biotech and pharmaceutical industries. Through several wholly owned subsidiaries, Integrated BioPharma develops, manufactures, and distributes more than 130 products worldwide. Integrated BioPharma's recent acquisition of Paxis Pharmaceuticals, Inc., places the Company in the position to be a world leader in the production and sale of paclitaxel and related drugs. Integrated BioPharma currently consists of eight operating units. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.


Financial Results for the Fiscal Years Ended June 30, 2003, and June 30, 2002

                                                       For The Year Ended
                                                June 30, 2003      June 30, 2002
                                                -------------      -------------


Total Revenue                                    $ 22,235,306       $ 23,546,630
                                                 ------------       ------------

Pretax Operating Income                             1,659,687          1,126,511
Provision for Income Taxes                            765,570            439,466
                                                 ------------       ------------

Net Operating Income                                  894,117            687,045
Proceeds from Lawsuit (net of taxes)                       --            706,000
                                                 ------------       ------------

Net Income                                       $    894,117       $  1,393,045
                                                 ============       ============

Diluted EPS-(Net Operating Income)(1)            $       0.09       $       0.10
                                                 ============       ============

Diluted EPS-(GAAP)(1)                            $       0.09       $       0.20
                                                 ============       ============
Average Common Shares
Outstanding-fully diluted(1)                       10,420,964          7,015,076
                                                 ============       ============

(1) Earnings per share reflect dilution as a result of previously announced acquisitions and the effect of stock options.